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                                                                    EXHIBIT 99.1
[ILLUMINA LOGO]
                                                                   Illumina, Inc
                                                                        NR200425

Contacts:  Jay Flatley                   William Craumer
           President & CEO               Director, Corporate Communications
           1.858.202.4501                1.858.202.4667
           jflatley@illumina.com         bcraumer@illumina.com


              ILLUMINA APPOINTS KARIN EASTHAM TO BOARD OF DIRECTORS

SAN DIEGO, CALIFORNIA, August 2, 2004 -- Illumina, Inc. announced today that Karin Eastham has joined the Company's Board of Directors.

Ms. Eastham is currently Executive Vice President, Chief Operating Officer and a member of the Board of Trustees of The Burnham Institute. She also serves on the Boards of Directors of Tercica, Inc., Oncosis, Inc. / Cyntellect, Inc. and Salmedix, Inc., as well as on the Board of UCSD Athena. Prior to joining The Burnham Institute in 2004, Ms. Eastham was Senior Vice President and Chief Financial Officer of Diversa Corporation. She previously held similar positions with CombiChem, Inc., Cytel Corporation, and Boehringer Mannheim Corporation. Ms. Eastham received B.S and M.B.A. degrees from Indiana University and is a Certified Public Accountant and a Certified Director.

"We're extremely pleased to have Karin join our Board of Directors and we're looking forward to leveraging her broad financial and management experience in the life sciences as we further develop our commercialization strategies for BeadArray(TM) technology," commented Jay Flatley, Illumina's President and CEO.

Illumina (www.illumina.com) is developing next-generation tools that permit large-scale analysis of genetic variation and function. The Company's proprietary BeadArray technology -- now used in leading genome centers around the world -- provides the throughput, cost effectiveness and flexibility to enable researchers in the life sciences and
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pharmaceutical industries to perform the billions of tests necessary to extract medically valuable information from advances in genomics and proteomics. This information will help pave the way to personalized medicine.

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